SCHEDULE 14a INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


Filed by the Registrant    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to paragraph
      240.14a-11(c) or paragraph 240.14-12

                    U. S. GOLD CORPORATION
     (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(1) and O-11.

     1. Title of each class of securities to which transaction applies:

     2.  Aggregate number of securities to which
         transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange
         Act Rule O-11  (Set forth the amount on
         which the filing fee is calculated and
         state how it was determined):

     4.  Proposed maximum aggregate value of
         transaction:

     5.  Total fee paid:

[ ]   Fee paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previous. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.  Amount Previously Paid:
      2.  Form Schedule or Registration Statement No.:
      3.  Filing Party:
      4.  Date Filed:


                U.S. GOLD CORPORATION

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 June 10, 1998

To the Shareholders of U.S. Gold Corporation

The Annual Meeting of the Shareholders of U.S. Gold Corporation (the Company) will be held at the (name of hotel or other) located at (address), Denver, Colorado, on June 10, 1998 at 10:00 a.m. or at any adjournment or postponement thereof, for the following purposes:

     (1)    To elect four (4) directors of the Company;

     (2) To approve an amendment to the Companys Articles of Incorporation to increase the number of authorized shares from 15,000,000 shares to 25,000,000 shares; and

     (3) To transact such other business as may properly come before the meeting.

     Details relating to the above matters are set forth in the attached Proxy Statement. All Shareholders of record of U.S. Gold Corporation, as of the close of business on April 3, 1998, will be entitled to notice of and to vote at such meeting or at any adjournment thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED POSTAGE-PAID CARD. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           By Order of the Board of Directors
                           William W. Reid, President
Denver, Colorado
April __, 1998


                 PROXY STATEMENT
              U.S. GOLD CORPORATION
              55 Madison, Suite 700
              Denver, Colorado 80206
            Telephone: (303) 322-8002


           ANNUAL MEETING OF SHAREHOLDERS
              TO BE HELD JUNE 10, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by Management of the Company, to be voted at the ANNUAL MEETING OF SHAREHOLDERS of the Company to be held on Wednesday, June 10, 1998, at the (location and address), Denver, Colorado, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and accompanying form of proxy will be first mailed or given to Shareholders of the Company on or about April 22, 1998. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon, and if no instructions are given then in the discretion of the proxy holder.

               VOTING RIGHTS AND VOTE REQUIRED

     The close of business on April 3, 1998 has been fixed by the Board of Directors of the Company as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting. At such date there were 13,927,469 shares of the Companys $.10 par value common stock outstanding (hereinafter referred to as the Common Stock), each of which entitles the holder thereof to one vote on all matters which may come before the meeting. Abstentions or withholding authority to vote will be counted as shares represented at the meeting for determining whether a quorum is present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes on a particular proposal will not be treated as shares present and entitled to vote on the proposal. Cumulative voting in the election of directors is prohibited.

    The Company has no class of voting securities other than Common Stock. The holders of one-third of the issued and outstanding shares of the Company entitled to vote, represented at the meeting in person or by proxy, constitute a quorum at any Shareholder's meeting. Assuming a quorum is present, the four nominees receiving the highest number of votes cast will be elected as directors. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock will be necessary to approve the proposal to amend the Articles of Incorporation to increase the number of shares from 15,000,000 shares to 25,000,000 shares.

    Unless specified otherwise, each proxy submitted will be voted FOR the persons nominated by Management for directors of the Company, being William W. Reid, John W. Goth, David C. Reid, and Douglas J. Newby, and FOR the proposal to amend the Articles of Incorporation to increase the authorized shares from 15,000,000 shares to 25,000,000 shares.

     Management knows of no other matter or motion to be presented at the meeting. If any other matter or motion should be presented at the meeting upon which a vote must be properly taken, it is the intention of the person named in the accompanying form of proxy to vote such proxy in accordance with that person's judgement, including any matter or motion dealing with the conduct of the meeting.

     Any Shareholder who completes a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company (c/o William F. Pass, Secretary) 55 Madison, Suite 700, Denver, Colorado 80206), by submitting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting that the proxy be returned.

     All of the expenses involved in preparation, assembling and mailing this Proxy Statement, the materials enclosed herewith, and all costs of soliciting proxies will be paid be the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their normal salaries.

     The Company has retained Morrow & Co., professional proxy solicitors, at an estimated fee of $4,500 plus reasonable out-of-pocket expenses, to assist in the solicitation process. Approximatley 35 persons will be utilized by such firm in its solicitation efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Companys proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of shares of the Companys Common Stock.

                 ELECTION OF DIRECTORS

     At the Annual Meeting, the Shareholders will elect four directors of the Company. Each director will hold office until the next Annual Meeting of Shareholders and thereafter until a successor is elected and has qualified. Pursuant to Article IV,
Section 1 of the Companys Bylaws, the Board of Directors has increased the number of directors to four effective October 16, 1997. Cumulative voting is not permitted in the election of directors. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE PERSON NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN FAVOR OF THE ELECTION OF THE FOLLOWING PERSONS NAMED AS THE COMPANYS NOMINEES FOR DIRECTORS OF THE COMPANY: WILLIAM W. REID, JOHN W. GOTH, DAVID
C. REID, AND DOUGLAS J. NEWBY. All of the nominees are presently members of the Board of Directors. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such other person as the Management of the Company may recommend. The affirmative vote of a majority of shareholders present in person or by proxy at the meeting is necessary for the election of a director.

     The following table sets forth certain information as to each officer and director of the Company:
                                       Board
                      Positions With   Position    Term
Name             Age  the Company      Held Since  Expires

William W. Reid  49   President, Chief 1979        Upon Successors
                      Executive Officer            Election
                      and Director

John W. Goth     70   Director         1987        Upon Successors
                                                   Election

David C. Reid    47   Vice President   1993        Upon Successors
                      and Director                 Election

Douglas J. Newby 40   Director         1997        Upon Successors
                                                   Election

William F. Pass  51   Vice President,   n/a        n/a
                      Chief Financial
                      Officer, Secretary


WILLIAM W. REID-PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

     Mr. Reid, a founder of the Company, has served as a Director and the President of the Company since its inception in 1979. Mr. Reid devotes substantially all of his time to the business and affairs of the Company. Effective January 1, 1994, Mr. Reid and the Company entered into an employment contract as discussed below.

Mr. Reid also served on the board of directors of Gold Capital Corporation, a publicly traded company, until August 29, 1997 as provided by the Gold Capital Series A Preferred Stock Agreement between Tonkin Springs Venture Limited Partnership (a partnership owned by wholly-owned subsidiaries of the Company, hereinafter TSVLP) and Gold Capital.

JOHN W. GOTH-DIRECTOR

     Mr. Goth has been a director of the Company since 1987. Mr. Goth also serves on the board of directors of Royal Gold, Inc., and Banro Resource Corporation, both publicly traded companies. For the past nine years, Mr. Goth has been a self-employed mining consultant.

DAVID C. REID-VICE PRESIDENT EXPLORATION AND DIRECTOR

     Effective October 19, 1993, Mr. David Reid was appointed a member of the Board of Directors of the Company. On January 1, 1994, Mr. Reid became an employee and officer of the Company with the title Vice President Exploration and entered into an employment contract with the Company as discussed below. Mr. Reid devotes substantially all of his time to the business and affairs of the Company. From January 1, 1993 through December 31, 1993, Mr. Reid was an employee of TSVLP and sole director and president of U.S. Environmental Corporation, a wholly-owned subsidiary of the Company and 0.5 percent owner and limited partner in TSVLP. From September 1, 1991 through December 31, 1992, Mr. Reid was a consultant to the Company. Prior to September, 1991, Mr. Reid was an employee and officer (secretary) of the Company and served as a director.

DOUGLAS J. NEWBY-DIRECTOR

     Mr. Newby has been a director of the Company since October 16, 1997. Mr. Newby also serves on the board of directors of Trans Atlantic Enterprises Inc., a British Columbia, Canada company with shares listed on the Vancouver Stock Exchange. Since 1991, Mr. Newby has been Managing Partner of Moyes Newby & Co., Inc., a firm that provides strategic corporate finance advice to the international natural resource industries.

WILLIAM F. PASS-VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY

      Mr. Pass joined the Company in June, 1988 and was appointed Corporate Secretary on September 1, 1991 and effective January 1, 1994, was made Vice President Administration. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary. Mr. Pass devotes substantially all of his time to the business and affairs of the Company. Effective January 1, 1994, Mr. Pass and the Company entered into an employment contract as discussed below.

     There are no family relationships between officers and directors of the Company except that David C. Reid, an officer and director of the Company, is brother to William W. Reid, president of the Company and director.

Directors Meetings and Committees

     The Board of Directors met 3 times during the fiscal year ended December 31, 1997. All of the directors were present for all of the meetings of Board of Directors held during their individual incumbencies.

     The Audit Committee was composed of Mr. Jack W. Goth until January 12, 1998 when Mr. Douglas J. Newby was added to the Committee. The Audit Committee met once during 1997. The Audit Committee recommends the selection and reappointment of the Companys independent certified public accountants to the Board of Directors and reviews the proposed scope, content and results of the audit performed by the accountants and any reports and recommendations made by them. The Company has no standing nominating committee.

     The Compensation Committee was composed of Mr. Jack W. Goth until January 12, 1998 when Mr. Douglas J. Newby was added to the Committee. The Compensation Committee met once during 1997. The Compensation Committee reviews and makes recommendations to the Companys Board of Directors concerning the salaries paid to the Companys officers.

       PROPOSAL FOR AMENDMENT TO THE ARTICLES OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES

     On January 12, 1998, the Companys Board of Directors unanimously approved a resolution to place before the Shareholders a proposal to amend the Articles of Incorporation to increase the number of authorized shares from 15,000,000 to 25,000,000 shares. The Board of Directors recommends that the Shareholders approve the amendment to the Articles of Incorporation to increase the authorized shares from 15,000,000 shares to 25,000,000 shares. For the reasons described below, the Companys Board of Directors believes adoption of the proposed amendment is essential for the Company to have the ability to structure financings for possible future acquisitions and to meet the Company's other financial needs.

     The Board of Directors believes that if the proposal to increase the authorized shares to 25,000,000 shares is not approved, the Companys ability to enhance growth opportunities through additional acquisitions and financing transactions or participation in other types of future transactions will be severely hampered and the ability of the Company to protect its assets would be significantly reduced.

     There are currently 15,000,000 authorized shares of Common Stock and 13,927,469 shares outstanding. In addition, there are outstanding exercisable stock options to officers, directors and employees to purchase an aggregate 1,072,531 shares of Common Stock of the Company. Thus, the Company presently has no discretionary authorized shares of Common Stock available for issuance for business purposes. In order to provide capital which may be required for purchase of additional interests in mineral properties, equity financings, mergers, and acquisitions and provide capital to protect the Company's assets if the need arises, which capital would not be available if there were an insufficient number of authorized shares of Common Stock of the Company, the Board of Directors deems that it is appropriate to increase the number of authorized shares.

     The Board of Directors believes that a substantial degree of flexibility should be available to the Company in structuring financing transactions for funding property development as well as for possible future acquisitions using stock or cash. The Board of Directors believes it is prudent that the Company have authorized but unissued shares of Common Stock for issuance from time to time as may be required for various purposes, including issuance for equity financings, acquisitions, employee stock options and other proper business purposes.

          If the Company wished to issue Common Stock for any purpose, the Board would be able to authorize the issuance of the Companys shares without the necessity, and related costs and delays, of either calling a special Shareholders meeting or waiting for the next regularly scheduled meeting of Shareholders in order to increase the authorized capital. If, in a particular instance, shareholder approval were required by law, rules of stock exchanges where the Companys shares are listed, or otherwise deemed advisable by the Board of Directors, then the matter would be referred to the Shareholders for their approval regardless of whether a sufficient number of shares previously had been authorized. Shareholders of the Company are not entitled to preemptive rights with respect to the issuance of any authorized but unissued shares.

     Because the Company could issue a significant number of shares in connection with future financings or acquisitions, it is possible that a change of control of the Company could occur. However, management believes that most of the shares sold in any financing would be sold to a number of different purchasers which would mean that such purchasers would have to act in concert in order to effect a change in control. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions or other transactions which would require the Company to issue any new shares of its Common Stock that are proposed to be authorized by amendment of the Companys Articles of Incorporation.

     This proposal is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures in any Articles of Incorporation, as amended, or the Bylaws of the Company in effect on the date of this Proxy Statement. However, Shareholders should note that the availability of authorized but unissued shares of Common Stock could make any attempt to gain control of the Company or the Board of Directors more difficult or time consuming and that the availability of authorized but unissued shares might make it more difficult or time consuming to remove Management. Although the Board of Directors currently has no intention of doing so, shares of Common Stock could be issued by the Board to dilute the percentage of Common Stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board of Directors or to meet the voting requirements imposed by Colorado law with respect to a merger or other business combinations involving the Company. The Company is not aware of any proposed attempt to take over the Company. The Company has no present intention to use the authorized Common Stock for anti-takeover purposes.

    The Company currently has certain outstanding stock option agreements with officers and directors of the Company for which shares of common stock are not available under the current authorized share number of 15,000,000. This proposal, if approved by the Shareholders, will have the effect of providing available authorized but unissued shares which would then be available for the exercise of such existing outstanding stock option agreements to officers and directors in the aggregate amount of 1,105,764 shares at various option prices of $.28 to $.97 per share therefore leaving 8,894,236 shares available for other purposes. The following table sets forth information as of December 31, 1997 with respect to such stock options to Executive Officers and Directors not presently covered by the 15 million authorized shares of the
Company:

                    Number of Securities Underlying
                    Unexercised Options at           Per Share
Name                December 31, 1997                Exercise Price

William W. Reid     500,000                          $.50
                      5,764                          $.28
William F. Pass     100,000                          $.50
David C. Reid       300,000                          $.50
John W. Goth        100,000                          $.50
Douglas J. Newby    100,000                          $.97
                  1,105,764

     The Board of Directors recommends that the Shareholders of the Company vote FOR this proposal to approve an amendment to the Articles of Incorporation to increase the authorized shares from 15,000,000 shares to 25,000,000 shares. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock will be necessary to approve the proposal to amend the Articles of Incorporation to increase the number of shares from 15,000,000 shares to 25,000,000 shares.

       THE SHARES OF COMMON STOCK REPRESENTED BY PROXIES IN
       THE ACCOMPANYING FORM WILL BE VOTED FOR THE ADOPTION
       OF THE AMENDMENT TO THE COMPANYS ARTICLES OF
       INCORPORATION TO INCREASE THE AUTHORIZED SHARES FROM
       15,000,000 SHARES TO 25,000,000 SHARES.

                   PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of the Companys common stock owned beneficially as of February 25, 1998, by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each person serving as a director of the Company, the Executive Officers, and all of the Company's officers and directors as a group.

                                                       Percentage
                                                       of Class
Name and Address of  Type of         Number           Beneficially
Beneficial Owner     Ownership       of Shares (7)       Owned

William W. Reid      Record and      446,528(1)           3.1%
338 Clayton #1       Beneficial
Denver, CO 80206

David C. Reid        Record and      384,970(2)           2.7%
9070 E.              Beneficial
Jewell Circle
Denver, CO 80231

William F. Pass      Record and      200,000(3)           1.4%
14820 W. 58th Pl     Beneficial
Golden, CO 80403

John W. Goth         Record and      100,000(4)           0.7%
15140 Foothill Road  Beneficial
Golden, CO  80401

Douglas J. Newby     Record and            0                0%
1285 Avenue of       Beneficial
the Americas
Suite 3500
New York, New York 10019

Placer Dome U.S.
Inc.                 Record and      975,000              7.0%
Suite 600            Beneficial
1055 Dunsmuir St.
Vancouver,
British Columbia,
Canada V7X 1L3 (5)

The Travelers        Record and    3,162,374              22.7%
Corporation          Beneficial
One Tower Square
Hartford, CT
06183 (6)

French American      Record and    2,142,171              15.4%
Banking Corporation  Beneficial
499 Park Avenue
New York, NY  10022

All officers and                   1,131,498               7.6%
directors as a group
(5 persons)

(1) This number includes an option to purchase 382,531 shares at $.28125 per share.
(2) This number includes an option to purchase 365,000 shares at $.28125 per share.
(3) This number includes an option to purchase 195,000 shares at $.28125 per share.
(4) This number consists of an option to purchase 100,000 shares at $.28125 per share.
(5) Placer Dome U.S. Inc. is a wholly owned subsidiary of Placer Dome Inc., a Canadian public company.
(6) The securities are owned by The Travelers Corporation and its subsidiaries, The Travelers Insurance Co., and The Prospect Company.
(7) Does not include options which will become exercisable if Shareholders approve the amendment to the Company's Articles of Incorporation to increase the number of authorized shares from 15,000,000 to 25,000,000 shares.

              EXECUTIVE COMPENSATION

Compensation of Officers

     The following table summarizes the total compensation of the Executive Officers of the Company for the Companys last three fiscal years. Except as set forth below under Stock Option Plan and Pension Plan, there were no compensation plans for which cash or non-cash distributions, other than salaries, were made during the last fiscal year:

                           Summary Compensation Table
                     Annual Compensation            All
Name and Principal                                  other
Position           Year    Salary    Bonus          Compensation

William W. Reid,   1997    $243,719  $150,000       $22,500(1)(2)
President and CEO  1996    $205,048   $80,000       $-
                   1995    $200,000   $53,750       $22,500(1)(2)

William F. Pass,   1997    $111,054   $67,500       $19,495(1)(2)
Vice President,    1996     $93,966   $36,000       $-
Chief Financial    1995     $90,000   $23,000       $13,307(1)(2)
Officer and
Secretary

David C. Reid,     1997    $122,531   $75,000       $21,530(1)(2)
Vice President     1996    $103,534   $40,000       $-
                   1995    $100,000   $23,000       $13,050(1)(2)

(1) On December 10, 1985, the Companys Board of Directors adopted a Simplified Employee Pension Plan (SEP). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the performance of the Company. The Company has not yet determined any contributions to the SEP for the year ended December 31, 1997. The Company made a contribution of 15% during year 1997 for calendar year 1996. No contribution was made for the calendar year 1995. The Company made a contribution of 15% during year 1995 for calendar year 1994. Under the SEP, the Company has the option of contributing a certain amount directly to its employees Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $24,000 for calendar year 1997 or 15% of that employee's total compensation.

(2) Effective June 1, 1995, the Company granted to its executive officers and outside director options to purchase an aggregate 450,000 shares of common stock of Gold Capital Corporation from TSVLP or the Company at an exercise price of $1.25 per share (the market price of the shares as of the date of the grant).
Subsequent to the August 29, 1997 merger of Gold Capital with Globex and effective September 30, 1997, those option agreements were terminated and replaced with option agreements for an aggregate of 124,380 shares of common stock of Globex at an exercise price of $3.15 per share (market price of the shares as of the date of the grant which was $2.83 per share). Mr. William Reid received options to purchase 55,280 shares of Globex common stock, and Mr. Pass and Mr. David Reid each received options to purchase 27,640 shares. These option agreements expire October 1, 2002.
The options were not in the money at December 31, 1997 based upon the average of the reported price of Globex common stock of $1.75 per share and therefor had no reportable value.

Option Grants in Last Fiscal Year

     There were no grants of stock options made pursuant to the Non-Qualified Stock Option and Stock Grant Plan during 1997 to
Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Table Value

     Shown below is information at December 31, 1997 with respect to the exercised and unexercised options to purchase the Companys common stock to Executive Officers under the Non-Qualified Stock
Option and Stock Grant Plan.

                       Number of Securities    Value of Unexercised
                       Underlying Unexercised  In-the-Money Options
                       Options Held at         at December 31,
Name                   December 31, 1997       1997 (4)

William W. Reid        382,531(1)              $202,282
                       500,000(3)              $0

William F. Pass        195,000(2)              $103,584
                       100,000(3)              $0

David C. Reid          365,000(2)              $193,888
                       300,000(3)              $0

(1) These options were exercisable at December 31, 1997. The number excludes options for 5,764 shares at $.28 per share which are not presently exercisable because sufficient authorized but unissued shares are not available. Such options will become exercisable at such time as additional authorized and unissued shares of the Companys common stock become available. If they had been exercisable their value would be $3,055 based upon the price noted in (4) below.
(2) These options were exercisable at December 31, 1997.
(3) All of the $.50 per share options are currently unexercisable but will become exercisable at such time as additional authorized and unissued shares of the Company's common stock become available.

If they had been exercisable, their value would be $156,250 for William W. Reid, $31,250 for William F. Pass, and $93,750 for David
C. Reid, based upon the price as noted in (4) below.
(4) Based upon the close price as reported by Nasdaq as of December 31, 1997 ($0.81 per share).

Compensation of Directors

     The Company reimburses its outside directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of Committees of the Board. No such expenses were incurred nor paid for 1997. Additionally, outside directors are normally paid $3,000 per quarter increased to $4,500 per quarter for the third quarter of 1997, for services. During 1997, Mr. Goth received total compensation of $13,500 for his service as outside director for 1997 plus $6,000 for his service as director for 1996; and Mr. Newby received $4,500 for his services as outside director.

Moyes Newby & Co., a company in which Mr. Newby is a principal, received an aggregate of $34,027 for financial consulting services and out of pocket expenses from the Company during 1997 (see Certain Relationships and Related Transactions, Relationship with
Moyes Newby & Co., Inc., below in this proxy).   Directors who are
also officers or employees of the Company or its affiliates do not receive compensation for their director responsibilities over their normal compensation as employees.

Employment Contracts

     The Company entered into Employment Agreements effective January 1, 1994, as amended June 1, 1995 with William W. Reid, William F. Pass, and David C. Reid (the Employment Contracts) each of which is for a five year term commencing January 1, 1994. The Employment Contracts shall be extended automatically by one year upon each anniversary date unless either the Company or employee provides the other party written notice prior to 120 days before such anniversary, that the Employment Contract will not be so extended. William W. Reids Employment Contract provides for a base salary of $157,500 per year for the first year, $200,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the Consumer Price Index (All Items-Urban) (the CPI-U). William F. Pass Employment Contract provides for a base salary of $75,000 per year for the first year, $90,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. David C. Reids Employment Contract provides for a base salary of $75,000 per year for the first year, $100,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U.

     Each of the Employment Agreements provides that the employee would be entitled to receive a termination payment from the Company in a lump sum equal to 2.9 times the employees average annual compensation for the five taxable years immediately preceding the date of termination by the employee under certain circumstances, summarized as follows: i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of affiliated purchasers; ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least 30 percent of the outstanding voting shares of the Company; iii) a decision by the Company to terminate its business and liquidate its assets; iv) the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization; v) the Company makes a general assignment for the benefit of its creditors, files a voluntary bankruptcy, or certain similar events or circumstances, vi) there is a material change in employees authority, duties or responsibilities; or, vi) the Company acquires any stock or other investment in any business enterprise which acquisition or investment exceeds 40 percent of the net book value of the Company.

Upon the death of an employee, the Company shall pay the employees estate an amount equal to one years salary; and upon termination by the Company following permanent disability of the employee, the Company shall pay the employee an amount equal to two years salary.

Certain Relationships and Related Transactions

Relationship with Moyes Newby & Co., Inc.

     Effective September 13, 1996, the Company retained the firm of Moyes Newby & Co., Inc. (Moyes Newby) as its financial advisor to develop potential financial options available to the Company and identify possible mining investment opportunities. Effective January 16, 1997, the relationship with Moyes Newby was suspended to allow the Company to focus its attention on the merger of its partner at Tonkin Springs, Gold Capital Corporation, with Globex Mining Enterprises, Inc. which merger was consummated August 29, 1997. The Company paid Moyes Newby an aggregate of $17,330 and $20,402 for services and expenses for 1996 and through January 16, 1997, respectively, under that arrangement. Effective November 15, 1997, the Company and Moyes Newby entered into a month-to-month arrangement whereby Moyes Newby provides the Company general corporate and financial advisory services for a retainer of $5,000/month plus reimbursement of reasonable out of pocket expenses, for a total of $13,625 through December 31, 1997.
Douglas J. Newby is managing partner of Moyes Newby & Co., Inc. and effective October 16, 1997, Mr. Newby became a director of the Company.

Transaction with Gold Capital

     On December 31, 1993, Tonkin Springs Venture Limited Partnership (TSVLP), a partnership owned by subsidiaries of the Company, sold a 60 percent undivided interest in the Tonkin Springs properties and obligations (the Properties) to Gold Capital Corporation (Gold Capital). TSVLP retained a 40 percent undivided interest in the Properties. TSVLP and Gold Capital then made their respective interest in Tonkin Springs subject to the Tonkin Springs Project Joint Venture (Project Joint Venture) with Gold Capital designated manager. Gold Capital is responsible for funding of all costs related to Tonkin Springs until defined commercial production, if any, is achieved. Gold Capital purchased its 60 percent undivided interest in the Properties from TSVLP for a purchase price and other consideration of approximately $7,830,000 representing the estimated fair market value of the assets purchased. The purchase price included, among other things, a 7.5 percent mortgage note in the amount of $3.8 million (the Promissory
Note) and 300,000 shares of Gold Capitals Series A Convertible Preferred Stock (the Preferred Stock) having an assigned value of $3 million. Effective December 31, 1996, the Company converted its Preferred Stock into 1,750,000 shares of Gold Capital common stock.

     In addition, Gold Capital paid mandatory dividends on the Preferred Stock through November 30, 1996 with an aggregate of 275,518 common shares and satisfied a liability to the Company with 262,029 additional shares, resulting in the Company owning a total of 2,287,547 common shares of Gold Capital.

     Effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex Mining Enterprises, Inc. (Globex), a Canadian corporation with shares traded on the Toronto and Montreal stock exchanges (symbol: GMX) pursuant to the merger of Gold Capital with
a subsidiary of Globex (the Gold Capital Merger).   With this
merger, Globex through its wholly-owned subsidiary Gold Capital, assumed responsibilities and obligations for the Project Joint Venture under the various Gold Capital agreements with the Company and TSVLP. With the Gold Capital Merger the Company received an aggregate of 631,905 shares of Globex common stock in exchange for its 2,287,547 shares of Gold Capital which as of December 31, 1997 represents approximately 5.6 percent of the outstanding common shares of Globex.

     Effective August 29, 1997, the remaining balance of the Promissory Note was repaid, and also related to the Gold Capital Merger, the Company agreed for a period of 2 years to vote its Globex shares as directed by Globex and to give Globex a first right of refusual on sales of Globex stock to third parties. In addition, the Company has amended the Joint Venture Agreement with Gold Capital effective with the Gold Capital Merger. Under the terms of the amendment Gold Capital i) paid off the balance of the Promissory Note to TSVLP in the amount of $1,206,449 including $66,804 of accrued interest, ii) agreed to finance any capital requirements of TSVLP after Commencement of Commercial Production, and iii) agreed to pay TSVLP $60,000 per month in minimum cash distributions during a 36 month period commencing September 1, 1998. TSVLP will not be obligated to refund such payments if its share of cash flow is insufficient to recoup same, except upon liquidation of the Project Joint Venture, in which event any balance could be recouped from liquidation distributions due TSVLP, if any. The amendment also i) gives Gold Capital the right to borrow up to 100% of TSVLPs cash flow from the Project Joint Venture (after the $60,000 per month minimum payments noted above) if required to support Gold Capitals debt service for future third party project financing, if any, with any net borrowings from TSVLPs share of cash flow due and payable within 30 days of payoff of any third party project financing, ii) increases the maximum Recoupment Amount from $6 million to $11.25 million and further provides for limited increases to the Recoupment Amount for additional exploration costs in excess of $750,000 but not more than $1,500,000 prior to Commencement of Commercial Production (for a maximum Recoupment Amount of $12 million), and iii) provides expanded definitions of Commencement of Commercial Production. As of December 31, 1997, the Company recorded a $2,160,000 receivable due from the Project Joint Venture of which $240,000 was classified as current. There is also a $2,160,000 deferred credit, so in effect the entire receivable is offset by a deferred credit. William W.
Reid, president of the Company, was appointed a member of the board of directors of Gold Capital subsequent to the December 31, 1993 transaction pursuant to the Gold Capital Preferred Stock covenants, and served in that capacity until August 29, 1997.

     For 1996 and a portion of 1997 the Company provided Gold
Capital staff support and administrative services under a month to month arrangement. The Company has received an aggregate of $72,590 and $177,744 pursuant to this arrangement in years 1997 and 1996, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Companys officers and directors, and persons who own more than ten percent of a registered class of the Companys equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the SEC). Officers and directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1997, all filing required applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that Mr. Newby's Initial Report on Form 3 was not timely filed.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company anticipates engaging BDO Siedman, LLP as the independent auditors for the fiscal year ending December 31, 1998 subject to determination of the terms of that engagement towards the end of 1998. The Company anticipates that a representative of BDO Seidman, LLP, who conducted the audit for the year ended December 31, 1997, will be present at the Annual Meeting of Shareholders. There have been no disagreements on matters of accounting principles or practices, financial statement disclosures nor of audit scope or procedures between the Company and BDP Seidman, LLP during the two most recent fiscal years nor any subsequent interim periods. The representative of BDO Seidman, LLP will be available to respond to Shareholder questions and will have the opportunity to make a statement at that time if the representative desires to do so.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

     The Company anticipates that the next Annual Meeting of Shareholders will be held in June of 1999. Any Shareholder of record of the Company who desires to submit a proper proposal for inclusion in the proxy material related to the next Annual Meeting of Shareholders must do so in writing and it must be received at the Companys principal executive officers on or before December 31, 1998. The proponent must be a record or beneficial owner entitled to vote on such proposal at the next Annual Meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

ANNUAL REPORT ON FORM 10-KSB

     The Annual Report on Form 10-KSB concerning the operation of the Company during the calendar year ended December 31, 1997, including audited financial statements for the year then ended, is available upon request to shareholders of the Company.

OTHER MATTERS

     The Board knows of no other business to be presented at the Meeting of Shareholders. If other matters properly come before the Meeting the persons named in the accompanying form of Proxy intend to vote on such other matters in accordance with their best judgement.

                     By Order of the Board

April __, 1998       William W. Reid,
                     President and Chairman of the Board

                   U. S. GOLD CORPORATION
        55 Madison, Suite 700, Denver, Colorado 80206
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William F. Pass and William W. Reid as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse, all shares of Common Stock of U.S. Gold Corporation (the Company) held of record by the undersigned on April 3, 1998, at the Annual Meeting of Shareholders to be held on June 10, 1998 or any adjournment thereof.

               Please date, sign and mail your
             proxy card back as soon as possible!

               Annual Meeting of Shareholders
                   U.S. Gold Corporation

                         June 10, 1998

         Please Detach and Mail in the Envelope Provided

          Please mark your
A  [X]    vote as in this
          example

1.  Election
    of          FOR     WITHHELD             Nominees:
    Directors   [ ]       [ ]                  William W. Reid
                                                  John W. Goth
                                                  David C. Reid
                                                  Douglas J. Newby
    [ ] For all nominees, except the following:
        ______________________________________


2.     To approve the proposed amendment    FOR    AGAINST  ABSTAIN
       to the Companys Articles of
       Incorporation to increase the        [ ]       [ ]      [ ]
       number of authorized shares
       from 15,000,000 to 25,000,000.

     IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE
        ELECTION OF THE ABOVE DIRECTORS AND FOR APPROVAL TO
                AMEND THE ARTICLES OF INCORPORATION.

           SHAREHOLDER NAME AND ADDRESS
            DO NOT PRINT IN THIS AREA

Signature(s)________________________________   Date_______1998

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.